Exhibit 16.1


November 14, 2002


Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re: Laidlaw Global Corporation
        Commission File #: 0-27681

Gentlemen:

We have read Iten 4 of Form 8-K/A, as amended, which will be filed on November 14, 2002 by Laidlaw Global Corporation ("Laidlaw") and are in agreement with the statements made therein. We have no basis to agree or disagree with the statements made in paragraph 1 of Item 4 regarding Laidlaw engaging Weinick Sanders Leventhal & Co., LLP of Laidlaw's reason to replace us.


Sincerely,


Eisner LLP